EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-89317 and 333-86809 on Form S-3 and Registration Statement Nos. 33-51744, 33-65239, 333-12189, 333-62187, 333-84219, 333-38884, 333-68760, 333-68762, 333-110948, 333-100254, 333-100255, 333-139142, and 333-139143 on Form S-8 of our report dated March 13, 2009, relating to the consolidated financial statements and financial statement schedule of MSC.Software Corporation and subsidiaries (the “Company’), and management’s report on the effectiveness of internal control over financial reporting, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption in 2008 of Financial Accounting Standards Board (“FASB”) Statement No. 157, Fair Value Measurements, adoption in 2007 of FASB Interpretation 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FAS 109, Accounting for Income Taxes, and the Company’s adoption in 2006 of FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statement No. 87, 88, 106 and 132R, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

March 13, 2009